Exhibit 99.1

First Choice Healthcare Solutions Announces Strategic Partnership and Equity Investment with Steward Health Care

Management to Host Shareholder Update Conference Call to Discuss Strategic Partnership in Further Detail on Thursday, February 8th at 11:00 a.m. ET

MELBOURNE, FL -- (Marketwired – February 7, 2018) - First Choice Healthcare Solutions, Inc. (OTCQB: FCHS) ("First Choice" or the "Company"), a fully integrated, non-physician-owned, publicly traded healthcare delivery platform providing a full life cycle of care for patients through diagnosis, treatment and recovery, today announced that the Company is entering into a strategic partnership with Steward Health Care System (“Steward”), the largest private hospital operator in the United States. As part of the strategic partnership, Steward will make an investment into First Choice in the amount of $7.5 million for 5 million shares, allowing the Company to continue to expand its business model and geographic footprint nationally.

The partnership allows First Choice the opportunity to expand its orthopaedic and spine care delivery platform into Steward’s 36 nationwide hospital network. Currently, First Choice Medical Group of Brevard, a subsidiary of First Choice, utilizes two of Steward’s facilities in Florida. Together, First Choice and Steward have begun the process of evaluating the next Steward Hospital system where First Choice can implement its targeted delivery platform. First Choice has a proven business model, delivering high quality patient care, reducing overall healthcare costs, maintaining patient outcomes, and ranking above national averages.

Chris Romandetti, President and CEO of First Choice, stated, "We have been developing our strategic plan with Steward Health Care, the largest private hospital operator in the U.S. with nationwide reach, and it is with great honor to formally announce this strategic partnership and investment. Together, we will review the process to rollout our unique, proven, delivery platform among Steward’s 34 other Hospital facilities and evaluate which locations can benefit both companies in a synergistic way. Additionally, given Steward’s vast footprint and sheer volume of patients, there are significant, long term benefits that will directly affect both of our companies positively. I am excited to share more about this strategic partnership on our call this Thursday, February 8th at 11:00am.”

Dr. Mike Callum, Executive Vice President for Physician Services of Steward Health Care System, said, “We are pleased to officially enter into a strategic partnership with First Choice after building a successful working relationship. We look forward to assisting the Company with their expansion plans as they implement their platform into our network. As a result of our partnership, we anticipate overall outcomes for our patients will improve, while simultaneously reducing overall healthcare costs across our network.”

As part of the strategic partnership, Steward shall appoint two board members to First Choice’s board of directors.

Chris Romandetti commented, “With Stewards appointment of two additional directors, we are in the final steps to designate the remaining board members to meet the national exchanges’ requirement for up-listing.”

Shareholder Update Conference Call to Discuss Strategic Partnership:
Date: Thursday, February 8, 2018
Time: 11:00 a.m. ET
Domestic Dial-in number: (866) 682-6100

International Dial-in number: (404) 267-0373
Live webcast: https://www.webcaster4.com/Webcast/Page/1527/24437

About Steward Health Care

Steward Health Care, the largest private hospital operator in the United States, is a physician-led health care services organization committed to providing the highest quality of care in the communities where patients live. Headquartered in Boston, Massachusetts, Steward operates 36 community hospitals nationwide that employ approximately 37,000 people and regularly receive top awards for quality and safety. The Steward network includes more than 26 urgent care centers, 42 preferred skilled nursing facilities, substantial behavioral health services, over 7,300 beds under management, and more than 1.5 million full risk covered lives through the company’s managed care and health insurance services. The total number of paneled lives within Steward’s integrated care network is projected to reach 3 million in 2018.

Steward’s unique health care service delivery model leverages technology, innovation, and care coordination to keep patients healthier. With a culture that prioritizes agility, resourcefulness, and continuous improvement, Steward is recognized as one of the nation’s leading accountable care organizations. The Steward Health Care Network includes thousands of physicians who help to provide more than 12 million patient encounters per year. Steward Medical Group, the company’s employed physician group, provides more than 1 million patient encounters per year. The Steward Hospital Group operates hospitals in Arizona, Arkansas, Colorado, Florida, Louisiana, Massachusetts, Ohio, Pennsylvania, Texas, and Utah.

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is implementing a defined growth strategy aimed at expanding its network of non-physician-owned medical centers of excellence, which concentrate on treating patients in the following specialties: Orthopaedics, Spine Surgery, Interventional Pain Management, Physical Therapy and other ancillary and diagnostic services in key expansion markets throughout the U.S. Serving Florida's Space Coast, the Company's flagship integrated platform currently administers over 100,000 patient visits each year and is comprised of First Choice Medical Group, The B.A.C.K. Center and Crane Creek Surgery Center. For more information, please visit www.myfchs.com, www.myfcmg.com, www.thebackcenter.net and www.cranecreeksurgerycenter.com.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact Information:
First Choice Healthcare Solutions, Inc.
Julie Hardesty
Phone: 321-725-0090 ext 288
Email: IR@myfchs.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: +1 (212) 896-1254/+1 (212) 896-1267
Email: FCHS@KCSA.com